Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2009 and for the years ended December 31, 2009 and 2008, which appears in this Registration Statement.  We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting for discontinued operations as described in Notes 9 and 10 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by EisnerAmper LLP.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
April 21, 2011